Exhibit 10.2
Thor Industries, Inc.
Amended and Restated
Deferred Compensation Plan
Effective January 1, 2005
I.	Purpose
The Thor Industries, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”) was adopted by the Employer effective as of June 1, 2000 and was restated as of February 1, 2003. The Company hereby amends and restates the Plan effective as of January 1, 2005 to, among other things, comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Plan is to provide key selected employees of the Employer with the benefits of an unfunded, non-qualified deferred compensation program. The Plan is intended to constitute “a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(20), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.
II.	Definitions
When used in the Plan, the following words shall have the meanings set forth below, unless the context clearly indicates otherwise:
(a)	Accounts: The bookkeeping accounts maintained by the Employer, with appropriate sub accounts, to reflect Contributions to the Plan, adjusted for earnings and losses, in accordance with the Plan. Accounts shall be bookkeeping entries only and shall not constitute an actual allocation of any assets of the Employer, or be deemed to create any trust, custodial account or deposit with respect to any assets which may be utilized to satisfy the obligation of the Employer to provide the benefits specified in the Plan.

(b)	Beneficiary: Any person who is designated by a Participant to receive payment of benefits under the Plan, to the extent available, after the Participant’s death. The Participant may specify his or her Beneficiaries on a form approved by the Committee and may make such changes to his or her Beneficiary designation at any time, pursuant to procedures adopted by the Committee. Notwithstanding anything in the Plan to the contrary, if the Participant designates his or her spouse as a Beneficiary of benefits payable hereunder, and the Participant’s marriage to that spouse is later terminated (whether by divorce, annulment, dissolution or otherwise), the Participant’s designation of his or her spouse as a Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision be payable to the Participant’s spouse will be payable as designated in the Participant’s Beneficiary designation, as if the spouse had predeceased the Participant.

(c)	Board: The Board of Directors of Thor Industries, Inc.

(d)	Bonus. A cash payment made by the Employer to an Eligible Employee, in addition to such Eligible Employee’s Compensation, in order to recognize specific accomplishments.

(e)	Bonus Deferrals: Those elective Bonus Contributions made to the Plan pursuant to Part IV(b) of the Plan.

(f)	Change in Control: The occurrence of any one of the following events:
                    (i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Ace of 1934 (the “Exchange Act”) and as used in Sections 13 (d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Thor Industries, Inc. (the “Company” for purposes of this definition) representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (i);
                    (ii) individuals who, on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;
                    (iii) the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless, immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities or all or substantially all of the assets of the Company and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power would be in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 50% or more of the Company Voting Securities (a “Company 50% Stockholder”) would become the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Company 50% Stockholder would increase its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or
                         (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that, if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control shall occur.
Notwithstanding any other provision contained in this Part II(f) or in the Plan, an event shall not constitute a Change in Control unless such event constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).
(g)	Code: The U.S. Internal Revenue Code of 1986, as amended and any authoritative guidance and/or regulations promulgated thereunder.

(h)	Committee: The Committee as provided for in the Plan, which shall have the authority to direct the operations of the Plan. If Thor Industries, Inc. does not appoint members of the Committee, then Thor Industries, Inc. shall be the administrator of the Plan, and direct its day to day operations.

(i)	Compensation: An Employee’s wages, salaries, fees for professional services and other amounts received (whether or not the amount is paid in cash) for personal services actually performed in the course of employment with the Employer to the extent that such amounts are includible in gross income, including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips or those items excludable under the definition of compensation under Treasury Regulation Section 1.415-2(d)(3). While Bonuses can be deferred under the Plan, they do not constitute Compensation. For purposes of the Plan, Compensation will be determined before Elective Deferrals and other salary reduction amounts that are not included in the Participant’s gross income under Sections 125, 402(e), 402(h) or 403(b) of the Code.

(j)	Compensation Deferrals: Those elective Compensation deferrals made to the Plan pursuant to Part IV(a) of the Plan.

(k)	Contributions: Collectively, Compensation Deferrals, Bonus Deferrals, Matching Contributions, Discretionary Incentive Contributions, and Employer Special Contributions.

(l)	Disability: A Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or (c) determined to be totally disabled by the Social Security Administration.
(m)	Discretionary Incentive Contributions: Those discretionary Employer contributions to the Plan made pursuant to Part IV(c) of the Plan.

(n)	Effective Date: June 1, 2000.

(o)	Elective Deferrals: A Compensation Deferral or Bonus Deferral made under the Plan pursuant to a Participant’s Elective Deferral Agreement.

(p)	Elective Deferral Agreement: An irrevocable election of the Participant to defer a portion of his or her Compensation and/or Bonus pursuant to the Plan. Such Elective Deferral Agreement shall (i) be in writing, signed by the Participant prior to the start of the Plan Year to which it relates (or such earlier date set forth in the Elective Deferral Agreement for a particular Plan Year); provided, that, a person who becomes a new Participant in the Plan may, within 30 days following his or her selection as a Participant, elect to defer his or her Compensation and/or Bonus earned after the date of such election so long as such Participant was not eligible to participate in any other plan that is required to be aggregated with the Plan for purposes of Section 409A of the Code; (ii) take effect as of the start of the following Plan Year (or the date the Participant commences participation in the Plan, if later); (iii) except as otherwise provided herein, be irrevocable; and (iv) be on a form and submitted as prescribed by the Committee. Any Elective Deferral Agreement in effect as of the last day of a Plan Year shall automatically renew for each succeeding Plan Year unless a proper election modifying or terminating the prior Elective Deferral Agreement is submitted to the Committee during the period of time designated by the Committee.

(q)	Eligible Employee: An employee who is a member of a select group of management or highly compensated employees, within the meaning of ERISA, as determined by the Committee.

(r)	Employer: (i) Thor Industries, Inc. and (ii) any member of Thor Industries, Inc.’s control group within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof, which is designated by the Committee as an employer whose employees will be eligible to participate in the Plan.

(s)	Employer Special Contribution: Those Employer contributions made pursuant to Part IV(e) of the Plan and allocated pursuant to the provisions of an agreement entered into between the Employer and a Participant.

(t)	Employment Commencement Date: The date on which an employee is first employed by the Employer.

(u)	ERISA: The Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

(v)	Fiscal Quarter. The fiscal quarter of Thor Industries, Inc.

(w)	Investment Fund: Any of the investment funds selected by the Committee into which amounts credited to Accounts may be deemed to be invested as set forth on Exhibit A attached hereto, as may be amended from time to time.

(x)	Matching Contributions: Those Employer matching contributions made pursuant to Part IV(d) of the Plan, allocated as a matching contribution to the Compensation Deferral or Bonus Deferral Contributions.

(y)	Participant: An Eligible Employee who has been selected to participate in the Plan and who has Contributions credited to his or her Account. An individual who has an Account in the Plan and is due benefits under the Plan (notwithstanding any vesting or forfeiture provisions contained herein) shall continue to be a Participant despite no longer being an Eligible Employee.

(z)	Plan: This non-qualified deferred compensation plan established by Thor Industries, Inc., which is intended to be a “top hat” plan, as defined in Department of Labor Regulation § 23.20.104-23, and exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(aa)	Plan Year: The twelve month period ending on December 31.

(bb)	Separation From Service: The meaning shall be as set forth in U.S. Treasury Regulation Section 1.409A-1(h), including the default presumptions thereunder.

(cc)	Specified Employee: The meaning shall be as set forth in Section 409A(a)(2)(B)(i) of the Code.

(dd)	Trust Agreement: An agreement entered into between the Trustee and the Employer providing for fiduciary services in connection with a grantor trust established in connection with the Plan.

(ee)	Trustee: The trustee designated in the Trust Agreement, or its successors and assigns. The Trustee shall not be a party to the Plan, and its responsibilities shall be governed exclusively by the Trust Agreement.

(ff)	Unforeseeable Emergency: A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(gg)	Year of Service: A consecutive 12-month period of continuous service in the employ of the Employer commencing on the employee’s Employment Commencement Date.
II	Eligibility and Participation
A.	Eligibility: From among those employees designated as Eligible Employees, the Board (or its designee) shall select those who shall become Participants in the Plan. The Board may impose such terms and conditions upon such an employee prior to becoming a Participant, which shall be communicated to the employee, in writing, prior to commencement of participation. An Eligible Employee shall commence Participation as of any date specified by the Board. Eligibility criteria may be revised at the discretion of the Employer; provided, that, no employee shall be an Eligible Employee unless he or she is a member of a select group of management or highly compensated employees within the meaning of ERISA. Status as an Eligible Employee or Participant in one Plan Year does not guarantee such status in any subsequent Plan Year.
B.	Participation: A Participant shall commence participation in the Plan upon completion of an appropriate Elective Deferral Agreement or allocation of a Contribution to his or her Account. An employee shall remain a Participant for so long as he or she is entitled to receive benefits under the Plan.
III.	Accounts
The Employer shall establish an Account, for bookkeeping purposes only, for each Participant in the Plan. Contributions made pursuant to Part IV hereof shall be credited to each Participant’s Account at the times, and in the amounts, determined by the Committee.
IV.	Contributions
To the extent applicable, the Employer shall credit each Participant’s Account with:
a)	Compensation Deferrals: The amount of any Compensation deferred at the election of a Participant pursuant to an Elective Deferral Agreement with respect to any Plan Year. The Employer shall specify in the Elective Deferral Agreement any minimum or maximum percentage of Compensation that may be deferred with respect to any Plan Year;

b)	Bonus Deferrals: The amount of any Bonus deferred at the election of a Participant pursuant to an Elective Deferral Agreement with respect to any Plan Year. Commencing with the 2009 Plan Year, elections made by Participants with respect to Bonuses shall relate to Bonuses earned during each of the Fiscal Quarters that commences during the Plan Year to which the election relates. For example, an election made by a Participant on December 19, 2008 to defer a portion of his or her Bonus for the 2009 Plan Year shall cover any Bonuses earned in the Fiscal Quarters commencing on each of February 1, 2009, May 1, 2009, August 1, 2009 and November 1, 2009. The Employer shall specify in the Elective Deferral Agreement any minimum or maximum percentage of the Participant’s Bonus that may be deferred with respect to any Plan Year;

c)	Discretionary Incentive Contributions: An amount, as determined in the discretion of the Employer, which will be allocated to the Accounts of particular Participants with respect to a particular Plan Year, as determined by the Employer;

d)	Matching Contributions: An amount determined by the Employer, in its discretion, computed as a matching amount to any Compensation Deferrals or Bonus Deferrals made pursuant to an Elective Deferral Agreement; and/or

e)	Employer Special Contributions: An Employer Contribution amount as may be specified in an agreement between the Employer and a Participant.

Benefits payable pursuant to the Plan shall be calculated with reference to the amount of Contributions credited to the Participant’s Account, together with any adjustments made thereto pursuant to the provisions of the Plan. The value of each Account will reflect Contributions adjusted to reflect (i) gains and losses (realized or unrealized) and income attributable to the Investment Fund options selected by the Participant; (ii) payments from the Account to the Participant or a Beneficiary; and (iii) the Participant’s pro rata share of administrative expenses and fees arising from operation of the Plan, to the extent not paid by the Employer.
V.	Deemed Investment of Accounts
A.	Investment Funds. Contributions made to Accounts pursuant to Part IV of the Plan shall be deemed to be invested in one or more of the Investment Funds set forth on Exhibit A attached hereto in accordance with each Participant’s election. The Employer shall make adjustments to Participants’ Accounts to reflect any investment gains or losses such Participants’ Accounts would experience if funds were actually invested pursuant to the Participant’s election. Participants may request changes in deemed investment elections at such time, and in such manner, as may be specified by the Committee from time to time. Any deemed investment election, or changes to deemed investment elections, shall remain in effect until changed by the Participant. Notwithstanding the foregoing, the Committee may, in its sole discretion, accept or reject a Participant’s request to change a Participant’s deemed investment election.

B.	Statements. The Committee shall provide each Participant with a statement of his or her Account, valued as of the last business day of each calendar quarter, reflecting the income, gains and losses (realized or unrealized), amounts of deferrals, and distributions of such Account since the prior statement.
VI.	Vesting
A Participant shall be 100% vested in his or her Elective Deferrals at all times. Employer Contributions to a Participant’s Account, together with any income or gains attributable thereto, shall vest upon the Participant’s completion of three (3) Years of Service.
Notwithstanding the foregoing, a Participant shall become fully vested in his or her Accounts immediately prior to a Change in Control.
VII.	Elections by Participants
A.	Elective Deferrals. Prior to the commencement of each Plan Year, all Eligible Employees who have been selected to participate in the Plan will be provided with an Elective Deferral Agreement pursuant to which they may elect to defer all or a portion of their Compensation and/or Bonus with respect to such Plan Year, subject to such minimum and maximum deferral amounts as are set forth in the Elective Deferral Agreement and the rules . Except as otherwise provided in the Plan with respect to newly eligible Participants, Elective Deferral Agreements must be delivered to the Committee no later than the December 31 immediately preceding the Plan Year to which the elections relate (or such earlier date as is set forth in the Elective Deferral Agreement for a particular Plan Year). Elections will remain in effect with respect to subsequent Plan Years unless and until a Participant delivers a new Elective Deferral Agreement to the Committee which complies with the timing requirements set forth herein.

B.	Deferral of Other Contributions. Other Contributions credited to a Participant’s Account shall be automatically deferred in accordance with the terms of the Plan without any election on the part of the Participant.

C.	Investment Funds. The Participant shall elect the Investment Funds into which his or her Contributions shall be deemed to be invested during the deferral period. The Participant shall select from amongst those Investment Funds listed on the Elective Deferral Agreement.

D.	Form of Payment. All amounts distributed from a Participant’s Account prior to the Participant’s attainment of age 55 shall be paid in a lump sum payment. Amounts distributed from a Participant’s Account on or after the Participant’s attainment of age 55 may be paid in lump sum or in installments over a number of years (not to exceed five years), as elected by the Participant in his or her initial Elective Deferral Agreement. The Participant will not have the option of making new form of payment elections each year. Rather, the Participant’s form of payment election shall be made at the inception of the Participant’s participation in the Plan (i.e., by December 31 of the year immediately preceding the Participant’s first Plan Year or, to the extent permitted under the terms of the Plan, within 30 days after he or she is selected as a Participant) and shall not be modifiable. If the Participant does not make an election with respect to form of payment, payment shall be made in a lump sum.

E.	Cancellation of Deferrals Following Unforeseeable Emergency or Hardship Distribution. Notwithstanding any other provision contained herein, the Committee may cancel a Participant’s Elective Deferrals if the Participant receives an unforeseeable emergency or hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

F.	Selection of New Payment Date Pursuant to Transition Relief. Notwithstanding any provision to the contrary contained herein, to the extent permitted by Section 409A of the Code (including Q&A-19(c) of IRS Notice 2005-1, 2005-2 IRB 274 (12/20/2004), the Final Treasury Regulations promulgated under Section 409A of the Code, IRS Notice 2006-79, IRS Notice 2007-86 and other applicable guidance), a Participant may, on or prior to December 31, 2008, choose a new payment date for the payment of all or a portion of his or her Accounts hereunder and/or may make a new election with respect to the form of payment of his or her Accounts and such elections shall not be treated as a change in the form and timing of payment or an acceleration of payment in violation of Section 409A of the Code; provided, that, (A) with respect to any election made on or following January 1, 2006, but prior to January 1, 2007, (i) the Participant may not make an election hereunder during the 2006 calendar year with respect to payments that, but for the election, the Participant would otherwise receive during the 2006 calendar year, and (ii) the Participant may not make an election hereunder during the 2006 calendar year that would cause payments to be made during the 2006 calendar year; (B) with respect to any election made on or following January 1, 2007, but prior to January 1, 2008, (i) the Participant may not make an election hereunder during the 2007 calendar year with respect to payments that, but for the election, the Participant would otherwise receive during the 2007 calendar year, and (ii) the Participant may not make an election hereunder during the 2007 calendar year that would cause payments to be made during the 2007 calendar year; and (C) with respect to any election made on or following January 1, 2008, but prior to January 1, 2009, (i) the Participant may not make an election hereunder during the 2008 calendar year with respect to payments that, but for the election, the Participant would otherwise receive during the 2008 calendar year, and (ii) the Participant may not make an election hereunder during the 2008 calendar year that would cause payments to be made during the 2008 calendar year.

VIII.	Payment of Accounts
The first to occur of the following events shall trigger a distribution of all or a portion of a Participant’s Account:
A.	Separation from Service. The vested portion of a Participant’s Account shall be paid (or payments shall commence, in the case of installments) within ninety (90) days following the Participant’s Separation from Service. Notwithstanding the foregoing, if the Committee (or its delegate) determines in its discretion that any Participant is a Specified Employee, then such payments shall be made (or commence, in the case of installments) on the first payroll date following the six-month anniversary of the Participant’s separation date (or on the date of the Participant’s death, if earlier). For purposes of the Plan, whether a Participant is a Specified Employee will be determined in accordance with the written procedures adopted (or to be adopted) by the Board which are incorporated by reference herein. The Employer will notify Participants who are determined to be Specified Employees with respect to any Plan Year.

B.	Disability. In the event of a Participant’s Disability, the vested portion of such Participant’s Account shall be paid (or payments shall commence, in the case of installments) within ninety (90) days following the occurrence of such Disability.

C.	Death. In the event of a Participant’s death, the vested portion of such Participant’s Account shall be paid in cash lump sum within ninety (90) days following the Participant’s death.

D.	Change in Control. In the event of a Change in Control, the vested portion of each Participant’s Account shall be paid (or payments shall commence, in the case of installments) within ninety (90) days following the occurrence of such Change in Control.

E.	Unforeseeable Emergency. The Committee may, in its sole discretion, allow a Participant to be paid all or a portion of the vested portion of the Participant’s Account in the event of an Unforeseeable Emergency. In such case, the payment to be made to the Participant shall be limited to the amount reasonably necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Payments to the Participant under this Part VIII, Subpart E. shall be made in lump sum as soon as practicable but in any event within ninety (90) days following the Committee’s determination that an Unforeseeable Emergency exists. Such payments shall reduce the Participant’s Account balance under the Plan.

F.	Payments Subject to Vesting Requirements. Notwithstanding the foregoing, if a portion of a Participant’s Account is subject to a vesting requirement specified in Part VI of the Plan, such portion and the income and net investment gains arising therefrom shall be payable to such Participant only to the extent the applicable vesting requirements have been fulfilled. Any portion of the Participant’s Account which is not vested at the time of a Participant’s Separation from Service, death or Disability shall be forfeited.
IX.	Administration and Interpretation of Terms
A.	Committee. The Committee shall be the administrator of the Plan, charged with responsibility for the day to day operations of the Plan, and shall interpret its provisions, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument relating thereto and the Committee’s interpretation and construction thereof, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Committee shall have the authority to implement operational policies and shall have such other authority as may be delegated to it by the Employer. The Committee may delegate any of its powers, authorities or responsibilities for the administration of the Plan to any other person or committee so designated by it in writing. The Committee may employ such agents as may be necessary for the effective operation of the Plan, including, but not limited to, attorneys, accountants, service providers and other agents. No member of the Committee shall be personally liable to any person for any action taken or omitted in connection with the interpretation of the Plan, or its operations, unless attributable to that person’s own willful misconduct, gross negligence, or lack of good faith. Members of the Committee shall not participate in any action with respect to benefits they may receive as Participants in the Plan.
B.	Procedures: The Committee may establish such procedures as are reasonably necessary for the implementation and operation of the Plan. To the extent that such procedures are not directly in conflict with the terms of the Plan, they shall be binding in all respects on the Participants.

C.	Costs of Administration. The Employer shall pay all costs of administering the Plan. To the extent that such costs are not paid in a reasonably timely manner, they shall be considered a charge against any Trust established in connection with the establishment of this Plan.
X.	Limitation of Rights of Participants and Beneficiaries
A.	No Right of Employment or Other Benefits. Nothing contained in the Plan shall confer or shall be construed as conferring upon any Participant the right to continue in the employ of the Employer in any specific capacity, for any specific term, or at any specific rate of compensation, all of which remain at the sole discretion of the Employer. Any compensation deferred and any benefits paid under the Plan shall be disregarded in computing benefits under any employee benefit plan of the Employer, except to the extent expressly provided herein.

B.	Unsecured Promise; General Creditor. The obligation of the Employer to provide benefits pursuant to the Plan shall be the sole unsecured promise of the Employer with respect to the Plan. Notwithstanding the foregoing, subject to the restrictions of Section 409A(b) of the Code and Internal Revenue Service (“IRS”) Notice 2006-33 Internal Revenue Bulletin (“IRB”) 2006-15 (04/10/2006), the Employer may, in its sole discretion, establish a grantor trust for the purpose of setting aside funds for the payment of benefits under the Plan (a “Trust”). However, the assets of any such Trust shall at all times remain subject to the claims of the general creditors of the Employer, and no Participant or Beneficiary shall have any claim or right with respect to the assets held in the Trust, except to the extent that the Participant or Beneficiary is a general creditor of the Employer. Notwithstanding anything in the Plan to the contrary, upon a Change in Control, the Employer shall, as soon as possible, fund its obligations under the Plan such that the Trust assets are sufficient to provide all of the benefits to Participants and Beneficiaries.

C.	Non-assignable: None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and the same shall not be subject to attachment, garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments of proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

XI.	Termination and Modification
A.	Right to Modify or Terminate Plan: The Employer shall have the right to modify or terminate the Plan by written instrument duly executed on behalf of the Employer by its authorized officer; provided, that, any amendment or termination of the Plan shall not adversely affect the rights of any Participant or Beneficiary as to amounts credited to an Account prior to the effective date of such amendment or termination. Written notice of each amendment and of the termination of the Plan shall be provided to each Participant or Beneficiary to whom payments have already commenced.

B.	Right to Accelerate Payment Upon Termination of the Plan: The Employer may terminate the Plan and accelerate the payment of all vested Participant Accounts in the following circumstances:
a)	if the termination and liquidation of the Plan is within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 USC 503(b)(1)(A); provided, that, the amounts deferred under the Plan are included in each Participant’s gross income in the latest of: (A) the calendar year in which the termination and liquidation occur, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable; or

b)	if the termination and liquidation is pursuant to irrevocable action taken by the Employer within the thirty (30) days preceding or the twelve (12) months following a Change in Control; provided, that, all agreements, methods, programs and other arrangements sponsored by the Employer immediately after the time of the Change in Control that are treated as a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced such Change in Control, so that under the terms of the termination and liquidation all Participants are required to receive all amounts of deferred compensation under such agreements, methods, programs and other arrangements within twelve (12) months of the date the Employer takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements; or

c)	if (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (B) the Employer terminates and liquidates all agreements, methods, programs and other arrangements sponsored by them that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Section 409A (and particularly Treasury Regulations Section 1.409A-1(c)) if the same Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (C) no payments in liquidation are made within twelve (12) months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate had not occurred; (D) all payments are made within twenty-four (24) months of the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan; and (E) the Employer does not adopt a new plan that would be aggregated with the terminated and liquidated plan under Treasury Regulations Section 1.409A-1(c) if the same Participant participated in both plans, at any time within three (3) years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan.

     Notwithstanding clause a) above, the Plan may not be terminated contrary to the provisions of Section 409A of the Code, including, without limitation, Treasury Regulations Section 1.409A-3(j)(4)(ix) with reference to Treasury Regulations Section 1.409A-1(g).
XII.	Claims Procedures
A.	Request. Any person claiming a benefit under the Plan, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee.

B.	Denial. If the claim or request is denied, the electronic or written notice of denial shall state in a manner calculated to be understood by the claimant:
a)	The specific reasons for the denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

c)	An explanation of the Plan’s claim review procedure and the time limits applicable to such claim review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review of the claim.
     The initial notice of denial shall be provided within 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time, not exceeding 90 days, and so notifies the claimant by written notice prior to the expiration of the initial 90-day period.
C.	Review of Decision. The claimant may, within 60 days after receipt of notification of the denial of a claim submitted hereunder, submit in writing to the Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Committee. Upon request and free of charge, the Committee shall provide the claimant reasonable access to all pertinent documents, records and other information relevant to the claimant’s claim for benefits. The Committee shall also authorize the claimant to submit comments, documents, records and other information related to the claim for benefits to the Committee, which shall review the claim, including any new information submitted by the claimant.

D.	Final Decision by the Committee. The Committee shall render a final decision on a claim submitted hereunder and contested with specific reasons therefor electronically or in writing and shall transmit it to the claimant within 60 days after receipt of the claimant’s request for review, unless the Committee determines that special circumstances require additional time, not exceeding 60 days, and so notifies the claimant by written notice prior to the expiration of the initial 60-day period. In the case of an adverse benefit determination, the final decision shall set forth in a manner calculated to be understood by the claimant:
a)	The specific reasons for the denial, with specific reference to the Plan provisions on which the denial is based;

b)	A statement that the claimant is entitled to receive, upon request and free of charge, all documents, records, and other information relevant to the claimant’s claim for benefits; and

c)	A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
XIII.	Withholding.
A.	Withholding of Plan Benefits. The Company shall withhold, or cause to be withheld, from any benefits payable under the Plan all Federal, state, city or other taxes as required pursuant to any law or governmental regulation or ruling.

B.	Withholding on Contributions. The Company shall withhold from current compensation to the Participant amounts required to be withheld pursuant to applicable law in respect of amounts contributed to Accounts under the Plan.
XIV.	Parties
The terms of the Plan shall be binding upon the Employer and its successors or assigns and upon any person, persons, or entity acquiring control of the Employer, and upon each Participant and any of his or her beneficiaries, heirs, executors and administrators.
XV.	Notices
Notices, elections, or designations by a Participant to the Employer shall be addressed to the Employer to the attention of the Committee. Notices by the Employer to a Participant shall be addressed to the Participant at his or her home address reflected in the records of the Employer.
XVI.	Effective Date
The Effective Date of the Plan was January 1, 2000. The effective date of this amendment and restatement shall be January 1, 2005.
XVII.    Governing Law
The Plan shall be construed and enforced in accordance with, and shall be governed by, the laws of the state of Delaware.
XVIII.	Section 409A of the Code
Notwithstanding any other provision of the Plan, this Plan is intended to comply with Section 409A of the Code and shall at all times be interpreted in accordance with such intent such that amounts credited to Participant Accounts shall not be taxable to Participants until such amounts are paid to Participants in accordance with the terms of the Plan. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or subject to an additional tax, such provision shall be deemed amended in the manner that fulfills the intent of this Section XVIII and avoids application of any such additional tax. In no event will the Employer have any liability for any failure of the Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Plan complies with Section 409A of the Code.
It is the intent of the Company that no payments under the Plan be subject to the additional tax on deferred compensation imposed by Section 409A of the Code. To the extent that the Employer determines that Participants would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of the Plan, the parties agree to negotiate in good faith to reform or strike such violative provision.
In no event will the Employer or any of its affiliates have any liability for any failure of the Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Plan complies with Section 409A of the Code.
XIX.     Miscellaneous
The captions preceding the Parts and Subparts of this document have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
     Executed on behalf of the Employer, effective as of the date first written above.

THOR INDUSTRIES, INC.
By:
Name:
Title:
Date:

Exhibit A
Wells Fargo Advantage Money Market
PIMCO Total Return — Administrative
Wells Fargo Advantage C&B Large Cap Adm
Davis NY Venture A
Wells Fargo Advantage Index
Wells Fargo Advantage Growth Adm
American Century Ultra
American Century Equity Income
Wells Fargo Advantage Enterprise Adm
Wells Fargo Advantage Small Cap Value Z
Royce Special Equity
Managers Special Equity
Templeton Foreign
Artisan International Inv
Wells Fargo Advantage Life Stage Conservative
Wells Fargo Advantage Life Stage Moderate Portfolio
Wells Fargo Advantage Life Stage Aggressive